Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Proposed Private Offering of

an Additional $250 Million of 5 3/4% Senior Notes due 2026

Baton Rouge, LA — January 23, 2019 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it is seeking to raise approximately $250 million through an institutional private placement of additional 5 3/4% Senior Notes due 2026 (the “Notes”) by its wholly owned subsidiary, Lamar Media Corp (“Lamar Media”). The Notes are being offered as additional notes to the existing $400 million aggregate principal amount of 5 3/4% Senior Notes due 2026 that Lamar Media issued on January 28, 2016 (the “Existing Notes”). Other than with respect to the date of issuance, issue price and CUSIP number, the Notes will have the same terms as the Existing Notes. Once the Notes are registered and exchanged for exchange notes or become freely tradeable under Rule 144, Lamar Media expects that the Notes and the Existing Notes will share a single CUSIP number and thereafter be fungible. The Notes will be guaranteed on a senior unsecured basis by substantially all of Lamar Media’s domestic subsidiaries. The completion of the proposed offering depends upon several factors, including market conditions.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, to repay a portion of the borrowings outstanding under its revolving credit facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

The Notes and related guarantees subject to the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes and related guarantees may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com